     Filed pursuant to Rule 433
Registration Statement No. 333-131266
January 25, 2006
Relating to Pricing Supplement No. 18
dated February 2, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Pricing Sheet – February 2, 2006

Capital Protected Notes due February 11, 2013
Based on the Russell 1000 Growth® Index

Offering Price	:	$1,000 per Note (Par)

Aggregate Principal Amount	:	$ 25,000,000

Trade Date	:	February 2, 2006

Settlement Date	:	February 9, 2006

Index	:	Russell 1000 Growth® Index

Initial Index Value	:	519.38

Final Average Index Value	:	The arithmetic average of the Index Closing Values on
February 7, 2012, August 7, 2012 and February 7, 2013.

Payment at Maturity per Note	:	Par plus the Supplement Redemption Amount

Supplement Redemption Amount	:	The greater of (i) Par times Participation Rate times Index
Percent Change and (ii) zero.

Participation Rate	:	100%

Index Percent Change	:	(Final Average Index Value – Initial Index Value)/Initial
Index Value

Coupon	:	None

Listing	:	None

CUSIP	:	61746BCS3

Agent	:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

The Russell 1000 Growth® Index is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Capital Protected Notes are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Capital Protected Notes.

Prospectus dated January 25, 2006
Prospectus Supplement for Capital Protected Notes dated January 25, 2006